Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

StoneBridge Acquisition II Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Units, each consisting of one Class A ordinary share, $0.0001 par value per share, and one Right entitling the holder to receive one-tenth (1/10) of one Class A ordinary share, $0.0001 par value per share (2)(3)	457(a)	5,750,000	$10.00	$57,500,000	0.0001531	$8,803.25
Fees to Be Paid	Equity	Class A ordinary shares, $0.0001 par value per share, included as part of the Units(3)(4)	457(g)	5,750,000	-	-	0.0001531	-
Fees to Be Paid	Equity	Rights included as part of the Units(3)(4)	457(g)	5,750,000	-	-	0.0001531	-
Fees to Be Paid	Equity	Class A ordinary shares, $0.0001 par value per share, underlying Rights included as part of the Units(3)(4)	457(g)	575,000	-	-	0.0001531	-
Fees to Be Paid	Equity	Representative Shares	457(a)	230,000	10.00	2,300,000	0.0001531	352.13
Total Offering Amounts						$59,800,000		$9,155.38
Total Fees Previously Paid								-
Total Fee Offsets								-
Net Fee Due								$9,155.38

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Includes 750,000 units, consisting of 750,000 Class A ordinary shares and 750,000 rights, which may be issued upon exercise of a 45-day option granted to the underwriter to cover over-allotments, if any.
(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(4)	No fee pursuant to Rule 457(g) under the Securities Act.